Exhibit 4.92

Sponsorship Interests Transfer Agreement

of Qingtian Overseas Chinese Experimental High School

Transferor (Party A):

Party A: Zhejiang Lishui Mengxiang Education Development Co., Ltd.

Address: No. 818, Huayuan Street, Liandu District, Lishui City, Zhejiang Province

Legal Representative: Ye Hong

Transferee (Party B):

Party B: Zhejiang Lishui Qiaoxiang Education Consulting Service Co., Ltd.

Address: Room 417, 4th Floor, No. 227, Dayang North Road, Liandu District, Lishui City, Zhejiang Province

Legal Representative: Ye Jun

In this agreement, the two parties referred to collectively as the “Parties”, and each party is referred to as a “Party”.

With respect to sponsorship interests transfer of Qingtian Overseas Chinese Experimental High School (hereinafter referred to as “Overseas Chinese Experimental High School”), the Parties entered into Sponsorship Interests Transfer Agreement of Qingtian Overseas Chinese Experimental High School (hereinafter referred to as “this Agreement”) through friendly consultation on January 15, 2024, for mutual compliance.

1.	Consideration for Change of Sponsor

1.1.	Party A shall transfer to Party B the 100% of the sponsor’s equity interests in Overseas Chinese Experimental High School along with RMB 3,000,000 (accounting for 100% of the total capital contribution of the Overseas Chinese Experimental High School), with a transfer price of RMB twenty-three million, one hundred and sixty-one thousand (RMB 23,161,000).

2.	Sponsor’s Change

2.1.	The Parties hereby confirm and agree that the transfer delivery time is December 31, 2023 (“Delivery Date”). After the delivery, the obligations of both Parties include cooperating to legally handle the registration of the sponsor’s change with the competent business administration authorities and the registration administration authorities.

2.2.	The Parties hereby confirm and agree that after the Delivery Date, the control rights of the Overseas Chinese Experimental High School shall be owned by the Transferee.

2.3.	The Parties unanimously confirm that from the Delivery Date until all the change procedures described in Article 2.4 are completed, any legal liabilities and losses arising from any illegal or breach of contract actions that may occur or are likely to occur to the Overseas Chinese Experimental High School shall be borne by the Transferee. If the Transferor incurs any legal liabilities or suffers any losses due to the aforementioned illegal or breach of contract actions, the Transferee shall compensate the Transferor in full.

2.4.	The Transferor shall cooperate with the Transferee to complete all relevant registration modification procedures for the Overseas Chinese Experimental High School as required by the competent authorities, including but not limited to completing the procedures for change of the sponsor, director, and articles of association of the Overseas Chinese Experimental High School at the Registration and Management Bureau of Education and Public Institutions.

2.5.	The Transferor shall warrant that the financial statements and related information provided to the Transferee about the Overseas Chinese Experimental High School are true, accurate, and complete, and that there are no off-balance sheet liabilities or contingent liabilities. If there are any off-balance sheet liabilities or contingent liabilities, the Transferor shall bear full responsibility.

2.6.	The creditor’s rights and liabilities of Overseas Chinese Experimental High School under its financial statements as of December 31, 2023, shall be enjoyed and assumed by the Transferee. If any litigation or company loss caused by debts other than those listed in the financial statements as of December 31, 2023 after the transfer, the Transferor shall bear all the responsibility. The creditor’s rights and liabilities arising from the Delivery Date shall be enjoyed and assumed by the Transferee.

2.7.	Any administrative penalties, compensation liabilities, etc., that the Overseas Chinese Experimental High School incurs after the effective date of this Agreement due to any matters before the Delivery Date shall also be borne by the Transferor. If the Overseas Chinese Experimental High School or the Transferee incurs any legal liabilities or suffers any losses due to the aforementioned matters, the Transferor shall make full compensation.

3.	Payment of Transfer Price

The Transferee undertakes to pay the transfer price for the Overseas Chinese Experimental High School within three months of the Delivery Date, amounting RMB twenty-three million, one hundred and sixty-one thousand (to RMB 23,161,000).

4.	Representations and Warranties

Each Party makes the following representations and warranties to the other:

(a)	The Party is a legally established and validly existing corporate entity or a natural person with civil rights and full civil conduct capacity, possessing complete power/rights and the ability to sign and perform this Agreement;

(b)	There are no pending or potential legal proceedings, arbitrations, or other judicial or administrative procedures that may substantially affect the performance of this Agreement at the time of signing this Agreement;

(c)	The Party has taken or will take all necessary actions to properly and effectively authorize the signing, delivery, and performance of this Agreement and all other documents related to the transactions under this Agreement, and such signing, delivery, and performance do not violate any relevant laws, regulations, and government provisions, do not conflict with or violate any other agreements already signed and effective by the Party, and do not infringe upon the legitimate rights and interests of any third party;

(d)	The Party shall cooperate and assist in completing the registration procedures related to the transactions under this Agreement, including signing and providing the necessary documents and information.

The Transferor makes the following representations and warranties to the Transferee:

(a)	The Transferor has truthfully and fully disclosed all information, documents, and materials related to the Overseas Chinese Experimental High School to the Transferee, as well as information, documents, and materials that have a substantial impact on the Transferee’s intention to sign this Agreement. Such information, documents, and materials are true, accurate, and complete, and there are no false or misleading statements;

(b)	There are no unresolved, pending, or potential legal proceedings, arbitrations, administrative investigations, or other legal/administrative procedures that target or affect the property, rights, operations, or business of the Overseas Chinese Experimental High School;

(c)	There are no events, facts, conditions, changes, or other circumstances that have occurred or may occur that could have a significant adverse effect on the operations of the Overseas Chinese Experimental High School.

5.	Indemnification

For any loss, damage, liability, claim, litigation, cost, and payment that one Party (hereinafter referred to as the “Breaching Party”) causes or leads to the other Party (hereinafter referred to as the “Non-Breaching Party”) due to the breach of any provision of this Agreement, the Breaching Party shall compensate the Non-Breaching Party for any loss, damage, liability, claim, litigation, cost, and payment suffered, defend the Non-Breaching Party’s interests, and ensure that the Non-Breaching Party is not harmed.

6.	Effectiveness

This Agreement is signed and takes effect on the date indicated at the beginning of the document.

7.	Amendment and Termination of the Agreement

7.1.	Any modification or supplement to this Agreement shall only take effect after being agreed upon in writing by both Parties. Any modification or supplement to this Agreement shall be considered an inseparable part of this Agreement.

7.2.	Due to force majeure, if the relevant provisions of this Agreement cannot be fulfilled, or after both Parties have reached a consensus on the termination of the Agreement and signed a written document, this Agreement can be terminated or dissolved.

7.3.	If any Party seriously violates its obligations, statements, promises, or warranties under this Agreement, resulting in the inability to achieve the purpose of this Agreement, the Non-Breaching Party has the right to terminate this Agreement unilaterally, and the Breaching Party shall also bear the default responsibility in accordance with the relevant provisions of this Agreement.

8.	Dispute Resolution

If any dispute arises between the Parties in the performance of this Agreement, it shall be resolved through consultation between the Parties. If the consultation fails, any Party may submit the dispute to the competent court where Overseas Chinese Experimental High School is located for litigation.

9.	Applicable Law

This Agreement is governed by the laws of China (excluding Taiwan, Hong Kong, and Macao for the purposes of this Agreement).

10.	Severability

If any provision of this Agreement is invalid or unenforceable due to inconsistency with the relevant laws, such provision shall be invalid or unenforceable only within the jurisdiction of the relevant laws and shall not affect the validity of the other provisions of this Agreement.

11.	Miscellaneous

11.1.	This Agreement is written in Chinese, in four (4) counterparts, each of which shall be held by each Party to this Agreement and has the same legal effect.

11.2.	The Party may not transfer its rights and obligations under this Agreement without the prior written consent of the other Party.

11.3.	This Agreement is binding on the successors, heirs, and permitted assignees of both Parties.

11.4.	Matters not mentioned in this Agreement shall be resolved through friendly consultation between the Parties.

(The following is blank and is the signature page of the Sponsorship Interests Transfer Agreement of Qingtian Overseas Chinese Experimental High School )

Party A: Zhejiang Lishui Mengxiang Education Development Co., Ltd. (Seal)

Authorized Representative (Signature): ____________________________

Party B: Zhejiang Lishui Qiaoxiang Education Consulting Service Co., Ltd. (Seal)

Authorized Representative (Signature): ____________________________

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